                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ______________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                        FILED PURSUANT TO RULE 13d-2(b)/1/


                            Corinthian Colleges, Inc.
                      -----------------------------------
                                (Name of Issuer)

                                 Common Shares
                       ---------------------------------
                         (Title of Class of Securities)


                                    218868107
                           ------------------------
                                 (CUSIP Number)

                                February 5, 1999
                         ----------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ]   Rule 13d-1(b)
                               [ ]   Rule 13d-1(c)
                               [X]   Rule 13d-1(d)






------------------------
/1/       The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                    --SCHEDULE 13G PAGE 2 OF 4 PAGES--
===============================================================================


  CUSIP NO. 218868107
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      David G. Moore
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          694,376
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          N/A
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             694,376

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          N/A
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      694,376
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

       6.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

       IN
------------------------------------------------------------------------------

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ITEM 1.

     (a)  NAME OF ISSUER:

          Corinthian Colleges, Inc.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          6 Hutton Centre Drive
          Suite 400
          Santa Ana, California 92707

ITEM 2.

     (a)  NAME OF PERSON FILING:

          David G. Moore

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          6 Hutton Centre Drive
          Suite 400
          Santa Ana, California 92707

     (c)  CITIZENSHIP:

          United States of America

     (d)  TITLE OF CLASS OF SECURITIES:

          Common Shares

     (e)  CUSIP NUMBER:

          218868107

ITEM 3.   Rules 13d-1(b) and 13d-2(b):

          Inapplicable

ITEM 4.   OWNERSHIP:

      (a) Amount Beneficially Owned: 694,376 which includes 2,767 Common Shares which Mr. Moore has the option to acquire under the Issuer's Stock Option Plan. Excludes options to acquire Common Shares which are not exercisable within 60 days of the date of this Schedule.

      (b) Percent of Class:  6.7%

      (c) Number of Shares as to Which Such Person Has:

          (i)   Sole power to vote or to direct the vote: 694,376
          (ii)  Shared power to vote or to direct the vote:  N/A
          (iii) Sole power to dispose or to direct the disposition of: 694,376
          (iv)  Shared power to dispose or to direct the disposition of: N/A

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Inapplicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Inapplicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Inapplicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Inapplicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Inapplicable

ITEM 10.  CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 11, 2000

                                               /s/ David G. Moore
                                               -----------------------------
                                               David G. Moore